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              As filed with the Securities and Exchange Commission on February 21, 2002

                                      SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement                      / / Confidential, For Use of the Commission
                                                         Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

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                    Merrill Lynch Premier Growth Fund, Inc.
                P.O. Box 9011 Princeton, New Jersey 08543-9011
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               (Name of Registrants as Specified In Its Charter)

                                 SAME AS ABOVE
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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): /X / No fee required.
 / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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 / / Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
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(2) Form, Schedule or Registration Statement No.:
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(4) Date Filed:


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(LOGO OMITTED) Merrill Lynch Investment Managers




February 22, 2002




Re:    Merrill Lynch Premier Growth Fund, Inc.
       Merrill Lynch Mid Cap Growth Fund, Inc.


Dear Stockholder:

As a stockholder of Merrill Lynch Premier Growth Fund, Inc. ("Premier Growth Fund") and/or Merrill Lynch Mid Cap Growth Fund, Inc. ("Mid Cap Growth Fund"), you are being asked to vote on the election of the Board of Directors and on the proposed reorganization of the Funds. Your vote is very important, so Merrill Lynch Investment Managers would like to take this opportunity to explain the proposed changes and encourage you to vote.

What is the proposed reorganization?

The Board of Directors for each of the Funds has approved a proposal under which Premier Growth Fund and Mid Cap Growth Fund would be acquired by Merrill Lynch Large Cap Growth Fund ("Large Cap Growth Fund"), a series of Merrill Lynch Large Cap Series Funds, Inc. If the stockholders of Premier Growth Fund and Mid Cap Growth Fund approve this reorganization, you will become a stockholder of Large Cap Growth Fund. If the stockholders of only one of the Funds approve the reorganization, the reorganization will proceed as to that Fund only. Upon reorganization, you will receive shares of common stock of Large Cap Growth Fund of the same class and the same aggregate net asset value as the shares that you held immediately prior to the acquisition in either Premier Growth Fund or Mid Cap Growth Fund.

Why is the Board proposing this reorganization?

The Boards of the Premier Growth Fund and the Mid Cap Growth Fund have determined that the stockholders of the Funds are likely to benefit from the reorganization and believe that the reorganization is in the best interests of the Funds and their stockholders. Both Funds offer stockholders investment objectives that are similar to Large Cap Growth Fund's investment objective. After the reorganization, it is expected that Premier Growth Fund and Mid Cap Growth Fund stockholders will be invested in a substantially larger diversified open-end fund, providing improved economies of scale and substantially lower expense ratios. The projected annualized operating expenses of the combined fund, assuming the reorganization had taken place on October 31, 2001, are estimated to be 0.50% and 0.46% lower than the annual fund operating expenses of the Premier Growth Fund and the Mid Cap Growth Fund, respectively.

How will this affect the value of your investment?

The value of your investment will not be changed as a result of the reorganization. Upon reorganization, stockholders of Premier Growth Fund and Mid Cap Growth Fund will receive the same class of shares of Large Cap Growth Fund (i.e., Class A, Class B, Class C, or Class D) with the same aggregate net asset value as they held in their Fund. The same distribution fees, account maintenance fees and sales charges, including contingent deferred sales charges, if any, will apply to the new shares of Large Cap Growth Fund as applied to shares of the applicable Fund immediately prior to the reorganization.


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Why is your vote important?

Your vote is important in order to reduce the need for additional costly solicitation efforts or meeting adjournments. Please take the time to vote your shares prior to the March 25th stockholder meeting!

How do you vote?

There are several options available to vote your shares:

          o Phone: The automated number 1-800-690-6903 is available to accept your vote. Please have your proxy card available at the time of the call.

          o Internet: The website www.proxyvote.com can be accessed using the 12-digit control number printed on your proxy card.

          o Mail: The proxy card can be completed and returned in the enclosed postage paid envelope.

For more information regarding the meeting agenda, please contact our proxy solicitor, Georgeson Shareholder, at 1-866-515-0326. Representatives are available to take your calls Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time, or contact your Merrill Lynch Financial Advisor.

We hope you will take this opportunity to exercise your rights as a stockholder and vote on these proposed changes. We look forward to continuing to serve your investment needs.


Merrill Lynch Investment Managers